Exhibit 99.1

FOR IMMEDIATE RELEASE

TN-K ENERGY COMPLETES DRILLING ON FIVE ADDITIONAL WELL LOCATIONS

Crossville, TN -- (GlobeNewswire) - May 4, 2010 —TN-K Energy Group Inc. (Pink Sheets: TNKY) announced today that drilling is now complete on five more well locations on the JR and Pansy Clark leases in Green County Kentucky, bringing the total to seven new locations since these leases were acquired in February 2010.  Oil was struck in all five of the new locations.

Mr. Ken Page, TN-K’s CEO, stated “Oil was struck in the Pansy Clark well # P33 and JR Clark wells #135 and # 136 in the Murfreesboro formation at between 1,300 feet and 1,400 feet.  In addition, oil was struck in the JR Clark wells # 128 and # 116 in the Knox formation between 1,500 feet and 1,700 feet.  We are in the process of testing and completing these wells.”  Mr. Page continued “All of these wells look very promising and we feel our production has been improved substantially. We have had great success on these leases thus far and have approximately 50 more locations to be drilled.”

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company with operations in Tennessee and Kentucky.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the lack of commercial productivity from drilled wells, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
TN-K Energy Group Inc.
(931) 707-9599

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